Exhibit 10.1

JOINT VENTURE CONTRACT AND OPERATING AGREEMENT

WASHOM II LEASE PROJECT

 ROGERS COUNTY, OKLAHOMA

3 WELL DRILLING PROJECT

This Joint Venture Contract and its attached Exhibit “A”, along with the Project Operating Agreement attached as Exhibit “B”, set forth the terms and conditions for development and operation of the Washom II lease located in Rogers County, Oklahoma and consisting of 80 acres+/-. The attached Exhibit “A” sets forth the working interest percentages of the joint venture and the financial terms for the development.  The attached Exhibit “B” sets forth the operating agreement under which the joint venture will conduct business once the development portion of the joint venture covered by Exhibit “A” is completed.

From: Aurum Resources Corp./ Danil Speyzer_________________________________   (Designated herein as Second Party)

Address: 1516 E. Tropicana Ave., Suite 155___________________________________

City: Las Vegas__________________ State:  Nevada ______ ZIP: 89119___________

Home/ Business Phone: (702) 430-1720____ Email: aurumresources@gmail.com_____

Second Party and Patriot Financial Group (designated herein as Operator) agree as follows:

1. Operator agrees to drill, and complete three (3) oil wells in the Bartlesville formation, including sand frac, and put into production all wells deemed to be of commercial value.

2. Second Party agrees to pay it’s pro-rata share (based on percentage ownership) of the expense of the operation and maintenance of the wells in addition to the same  pro-rata share of any work-over operation required for the wells, such as service or replacement parts as needed.  A fee totaling Two Hundred ($200) per well, per month for basic operation and maintenance shall be levied among the Working Interest owners. Second party will be offered, on a first right of refusal basis, the opportunity to participate in any future wells drilled on said lease.

3. The Operator covenants to keep the location free and clear of liens and encumbrances arising out of operations and to provide reasonable amounts of insurance, as required by State Regulations.  The Operator shall be liable to the Second Party for gross negligence or intentional acts, which may prove to be proximate of any loss to Second Party.  Any loss which may be caused by an Act of God (Force Majeure) or cause by any force or reason beyond the control of the Operator shall not create any liability upon either party beyond its proportionate share of any well location or ownership.  In the event of such loss, both parties agree to pay their proportionate share of liability from the proceeds of oil and /or gas sale from the subject well to settle claims or losses as a result of the operations of the properties.  All rights and obligations of this contract shall be assumed by any Third Party receiving Second Party’s Working Interest through assignment or transfer.

4. The Second Party does hereby constitute and appoint the Operator as it’s attorney in fact, to negotiate and contract for the sale of oil and/or gas, and to receive and disburse proceeds for sale, and to make all operational decisions relative to well development and operations, including exchange of wells and/or leases when deemed by operator to be in the best interest to overall project success, however; any exchange or substitution will in no way affect the net working interest position of second party.

5. This project is offered on a “fixed-cost” turnkey basis to the Second Party.  This places the open-end risk on the Operator, rather than the Second Party.  In the event total costs of the project overruns the contributions of the Second Party, Operator agrees to pay all overrun cost at no additional cost to the Second Party.  In the event total costs of the project are less than the contributions of the Second Party, the excess shall be retained by the Operator as profit.

6. The Second Party shall have access to the project lease at all reasonable times for the purpose of inspection and observation.

7. The Second Party hereto agrees and accepts the conditions of the Joint Venture and Operating Agreement and further acknowledges the numerous risks involved in an investment in this project.  Second Party further acknowledges it can withstand the total loss of an investment in this project without causing a change in lifestyle.

8. Any disputes under this Agreement shall be submitted for binding arbitration with cost of such arbitration to be split as determined by the arbitrator.  If one of the parties refuses to submit and participate in binding arbitration, then a lawsuit forcing binding arbitration can be filed in a court of equity and all cost for such lawsuit and binding arbitration shall be paid by the refusing party.

9. All well ownership interest purchased by second party will be recorded in its name at the County Courthouse of the county in which the wells are located.  All production revenue will be deposited in a special working interest account that is administered by a certified public accounting firm that is qualified to perform oil and gas accounting work.  Revenue payments will be prepared by said CPA firm after deduction for operating expenses in proportion to percentage of working interest ownership and said net proceeds will be disbursed to the Working Interest Owners along with a detailed accounting for items of income, expenses, depreciation, and depletion

10. . This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior negotiations or agreements in regard hereto.  No alteration to this Agreement shall be binding unless in writing and signed by the parties hereto.

EXECUTED THIS DAY

I have read and understood all the items 1-10 and the attached Exhibits “A” and “B”, and hereby accept and agree to all terms and conditions this, the 30 day of April, 2010.

SECOND PARTY	OPERATOR: PATRIOT FINANCIAL GROUP
Aurum Resources Corp.	Alex Barta Authorized Officer
Signature
/S/ Danil Shpeyzer Danil Shpeyzer, President	S/ Alex Barta

EXHIBIT “A”

/S/ Danil Shpeyzer, April 30, 2010

Signed & Dated

Operator will provide all management, professional services, outside contractors, equipment, and materials to drilling, equip and sand frac three (3) wells to the Bartlesville formation.  Upon completion of drilling and sand frac of said wells, operator will provide all necessary equipment, materials, and manpower to complete and put into production all wells deemed to be of commercial value.

Operator will provide all labor, materials, professional services, and equipment to accomplish the work set forth in this agreement for the lump sum price of $500,000.00

Each holder of interest will be offered, on a first right of refusal basis, to participate in any future development of this lease, including any drilling of new wells.

Investor in exchange for $10,000 will receive 1% of the Working Interest Revenue generated by the project and said Working Interest will be recorded in Investor’s name at the Oklahoma County Courthouse in the county where the lease is located.

This is a turnkey project.  There will be no cash calls on Investor for development of the re-completed wells.